Exhibit 5.2

September 20, 2006

Vitro, S.A. de C.V.

Ave. Ricardo Margain Zozaya #400

Col. Valle del Campestre

San Pedro Garza García

Nuevo León, 66265 México

Re:	Vitro, S.A. de C.V.

Registration Statement on Form F-4

Ladies and Gentlemen:

I, Alejandro Sánchez Mújica, General Counsel of Vitro, S.A. de C.V. (the “Company”), a corporation with variable capital (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“Mexico”), have acted as internal legal counsel for the Company in connection with the preparation and filing by the Company under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form F-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”). Pursuant to the offer (the “Exchange Offer”) to be made in accordance to the prospectus included in the Registration Statement, up to U.S.$225,000,000 aggregate principal amount of the Company’s outstanding 11.75% Senior Notes due 2013 (the “Old Notes”) will be exchangeable for up to U.S.$225,000,000 aggregate principal amount of the Company’s 11.75% Senior Notes due 2013 (the “New Notes”). The Old Notes were, and the New Notes will be, issued pursuant to the Indenture, dated as of October 22, 2003 (the “Original Indenture”), as supplemented by a First Supplemental Indenture dated as of the closing date of the exchange offer (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), between the Company and Wachovia Bank, National Association, as trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) an executed copy of the Indenture; (iii) the By-Laws (estatutos sociales) of the Company, as presently in effect; (iv) the resolution adopted by the Board of Directors of the Company on June 30, 2006, relating to the issuance of the New Notes and the Exchange Offer of the New Notes, the Indenture and related matters; and (v) the form of the New Notes. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. The Indenture and the New Notes are referred to herein as the “Transaction Documents.”

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of documents executed or to be executed by parties other than the Company, I have assumed that such parties (other than the Company) had or will have the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties (other than the Company) of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

The opinions set forth below relate only to the laws of Mexico as in force as of the date hereof. Insofar as the opinions expressed below relate to matters that are governed by laws other than the laws of Mexico, I have, with your permission but without having made any independent investigation, relied on the opinion of Milbank, Tweed, Hadley & McCloy LLP, special U.S. counsel to the Company and I have assumed that such opinion is in compliance and do not conflict with any law or regulation of the applicable United States laws, and my opinions are subject to the assumptions, qualifications and limitations set forth therein, including the following:

a)	In any proceedings brought to the courts of Mexico for the enforcement of the Transaction Documents or any judgment related thereto obtained in a foreign jurisdiction, a Mexican court would apply Mexican law in such proceedings.

b)	In the event that proceedings are brought in Mexico seeking performance of obligations of the Company in Mexico, pursuant to the Mexican Monetary Law, the Company may discharge its obligations by paying any sums due in a currency other than Mexican currency or in Mexican currency at the exchange rate prevailing in Mexico on the date when payment is made.

Based upon and subject to the foregoing, I am of the opinion that:

1.	The Company has been duly incorporated and is validly existing as a corporation with variable capital (sociedad anónima de capital variable) under the laws of Mexico.

2.	The Company has all requisite power, authority and legal right to execute and deliver, and to perform all its obligations under, the Transaction Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents.

3.	The Company has taken all necessary corporate action to authorize the execution and delivery of, and the performance of its obligations under, the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents.

4.	No other proceeding or actions under Mexican law are necessary for the Company to perform its obligations under each of the Transaction Documents.

5.	When the New Notes are exchanged for the Old Notes as contemplated in the Registration Statement, assuming the New Notes have been duly executed and authenticated in accordance with the terms of the Indenture, the New Notes will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (A) bankruptcy (concurso mercantil), insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally, as well as by acts of God and force majeure cases and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

This opinion may be delivered to Milbank, Tweed, Hadley & McCloy LLP, who may rely on this opinion to the same extent as if such opinion were addressed to it, for purposes of its opinion furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein. The opinions expressed are rendered and speak only as of the date hereof, and I specifically disclaim any responsibility to update such opinions or to advise you of subsequent developments affecting such opinions that hereafter may come to my attention.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. I also consent to the reference to my name under the caption “Validity of the Notes” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Alejandro Sánchez Mújica
Alejandro Sánchez Mújica